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                              ASSET MANAGEMENT FUND

                   CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
                          PRINCIPAL FINANCIAL OFFICERS

I.   COVERED OFFICERS/PURPOSE OF THE CODE

     This code of ethics (this "Code") of Asset Management Fund (the "Trust") applies to the Trust's Principal Executive Officer ("President") and Principal Financial Officer ("Treasurer") (the "Covered Officers" each of whom are set forth in Exhibit A) for the purpose of promoting:

     o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     o full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Trust;

     o    compliance with applicable governmental laws, rules and regulations;

     o the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

     o    accountability for adherence to the Code.

     Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. COVERED OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF INTEREST

     OVERVIEW. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his service to, the Trust. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position in the Trust.

     Certain conflicts of interest arise out of the relationships between Covered Officers and the Trust and already are subject to conflict of interest provisions in the Investment Company Act and the Investment Advisers Act in the case of a Covered Officer employed by the Trust's investment adviser. For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Trust because of their status as "affiliated persons" of the Trust. Each Covered Officer is an employee of the investment adviser or a service provider ("Service Provider") to the Trust. The Trust's, the investment adviser's and the Service Provider's compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not,

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and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

     Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between the Trust on one side and the investment adviser or the Service Provider of which the Covered Officers are also officers or employees on the other side. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Trust, for the investment adviser or for the Service Provider), be involved in establishing policies and implementing decisions that will have different effects on the investment adviser, the Service Provider and the Trust. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Trust and the investment adviser and the Trust and the Service Provider and is consistent with the performance by the Covered Officers of their duties as officers of the Trust. Thus, if such participation is performed in conformity with the provisions of the Investment Company Act and/or the Investment Advisers Act, as applicable to the Covered Officer, such activity will be deemed to have been handled ethically. In addition, it is recognized by the Board of Trustees (the "Board") that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other Codes.

     Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and/or the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Trust.

                            *       *       *       *

Each Covered Officer must:

     o not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Trust whereby the Covered Officer would benefit personally to the detriment of the Trust;

     o not cause the Trust to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than for the benefit of the Trust; and

     o not use material, non-public knowledge of portfolio transactions made or contemplated for the Trust to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.


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     There are some conflict of interest situations that may warrant discussion with the Audit Committee if material in order to ensure adherence to the Code. Examples of these include:(1)

     o    service as a director on the board of any public or private company;

     o    the receipt of any non-nominal gifts;

     o the receipt of any entertainment from any company with which the Trust has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

     o any ownership interest in, or any consulting or employment relationship with, any of the Trust's service providers, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof;

     o a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Trust for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

III. DISCLOSURE & COMPLIANCE

     o each Covered Officer should familiarize himself with the disclosure requirements generally applicable to the Trust;

     o each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Trust to others, whether within or outside the Trust, including to the Trust's Board and auditors, and to governmental regulators and self-regulatory organizations;

     o each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Trust and the Trust's investment adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Trust files with, or submits to, the SEC and in other public communications made by the Trust; and

     o each Covered Officer is responsible for the promotion of compliance with the standards and restrictions imposed by applicable laws, rules and regulations.


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(1) Any activity or relationship that would present a conflict for a Covered
Officer would likely also present a conflict for the Covered Officer if a member of the Covered Officer's family engages in such an activity or has such a relationship.


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IV.  REPORTING AND ACCOUNTABILITY

     Each Covered Officer must:

     o upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he has received, read, and understands the Code;

     o annually thereafter affirm to the Board that he has complied with the requirements of the Code;

     o not retaliate against any employee or Covered Officer or their affiliated persons for reports of potential violations that are made in good faith;

     o notify the Chairman of the Audit Committee promptly if he knows of any violation of this Code. Failure to do so is itself a violation of this Code; and

     o report at least annually any change in his affiliations from the prior year.

     The Audit Committee is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation, including, but not limited to, any changes of the Code or waivers(2) sought by a Covered Officer.

     The Trust will follow these procedures in investigating and enforcing this
Code:

     o the Chairman of the Audit Committee will take all appropriate action to investigate any potential violations reported to him;

     o if, after such investigation, the Chairman of the Audit Committee believes that no violation has occurred, the Chairman of the Audit Committee is not required to take any further action;

     o any matter that the Chairman of the Audit Committee believes is a violation will be reported to the Audit Committee;

     o if the Audit Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the Service Provider or the investment adviser or its board; or a recommendation to dismiss the Covered Officer; and


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(2) Item 2 of Form N-CSR defines "waiver" as "the approval by the registrant of a material departure from a provision of the code of ethics" and "implicit waiver," which must also be disclosed, as "the registrant's failure to take action within a reasonable period of time regarding a material departure from a provision of the code of ethics that has been made known to an executive officer" of the registrant.



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      o    any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.


V.    OTHER POLICIES AND PROCEDURES

      This Code shall be the sole code of ethics adopted by the Trust for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Trust, the Trust's investment adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superceded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Trust and its investment adviser's and principal underwriter's and service providers' codes of ethics under Rule 17j-1 under the Investment Company Act are separate requirements applying to the Covered Officers and others, and are not part of this Code.


VI.   AMENDMENTS

      Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board, including a majority of the independent trustees.


VII.  CONFIDENTIALITY

      All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the appropriate Board and its counsel, the investment adviser and the respective Service Providers.


VIII. INTERNAL USE

      The Code is intended solely for the internal use by the Trust and does not constitute an admission, by or on behalf of the Trust, as to any fact, circumstance, or legal conclusion.



Date:  July 17, 2003



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                                    EXHIBIT A


PERSONS COVERED BY THIS CODE OF ETHICS -- AS OF OCTOBER 17, 2005
----------------------------------------------------------------

Principal Executive Officer and President -- Rodger D. Shay, Jr.

Principal Financial Officer and Treasurer -- Trent M. Statczar




                                       A-1

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                              ASSET MANAGEMENT FUND

                                  CERTIFICATION
                   CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
                          PRINCIPAL FINANCIAL OFFICERS


I, ________________________, Principal [Executive] [Financial] Officer of Asset Management Fund, hereby certify that I have received and read the Code of Ethics for Principal Executive and Principal Financial Officers ("Code") of Asset Management Fund. I further certify that I understand and will comply with the requirements of the Code.




                                          --------------------------------
                                          NAME:
                                          DATE: